Exhibit 99.2

[KOHL’S LOGO]

August 19, 2008

Mr. Kevin Mansell

5370 N. Lake Drive

Whitefish Bay, WI 53217

Dear Kevin,

It is my pleasure to congratulate you on your promotion.

Your Position: You are being promoted to the position of President and Chief Executive Officer.  You will continue to be a member of the Executive Committee and a Principal Officer of Kohl’s.  You will continue to report to me in my capacity as Chairman.

Your Salary: Your annual salary will be $1,150,000.  You will be paid semi-monthly, on the 15th and 30th of each month. Your job performance and base compensation will next be reviewed in the spring of 2009 with any change in your compensation effective April 1, 2009.

Your Promotion Date: Your promotion is effective August 20, 2008.

Team Performance Bonus: Based on your position as President and CEO, you will continue to be eligible to participate in Kohl's Executive Bonus Plan that pays from 0% to 175% of your base salary. This incentive is an annual team bonus that recognizes your contributions based on total company financial performance.

Stock Options and Restricted Stock:  In accordance with the customary practice of promotional grants, you will be awarded a grant of 250,000 stock options which will vest 20% each year over 5 years. In accordance with Kohl’s Equity Compensation Award Guidelines, the stock options will be granted on September 15, 2008, which is the 15th of the month following the month of your promotion.  The option price will be based on the closing market price at that time.

Also on September 15, 2008, you will receive the following restricted stock awards:

 (A)

To further promote alignment of incentives with business results, you will also be granted that number of “Performance Shares” equal to the lesser of: (i) 50,000 or (ii) $2,500,000 divided by the closing market price of Kohl’s common stock on September 15, 2008.   The Performance Shares will vest 25% annually if Kohl’s meets specific performance goals relative to a peer index.  Details of the performance metrics will be provided in a written equity award agreement; and

(B)

That number of restricted shares with 4-year cliff vesting equal to the sum of (i) 50,000 plus (ii) the difference, if any, between 50,000 and the number of Performance Shares granted per (A) above.

Other Benefits:  As President and CEO, you will be entitled to participate in all other benefit programs available to Kohl’s Principal Officers, including (i) medical and dental insurance, (ii) a supplemental medical plan, (iii) life and long-term disability insurance, (iv) an annual physical benefit, (v) financial consulting up to $3,500 per year, (vi) income tax preparation, and (vii) an automobile of a quality and value comparable to the automobile currently provided.

Conditions: This offer is subject to your acceptance and execution of an amendment to your current employment agreement with Kohl’s.

Again, congratulations on your promotion.  I look forward to our continuing relationship in supporting the success and growth of our Company.

Sincerely,

/s/ R. Lawrence Montgomery

R. Lawrence Montgomery

Chairman and CEO

Agreed to and accepted this 19th day of August, 2008.

By:  /s/ Kevin Mansell

Kevin Mansell